UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2017

PACIRA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35060	51-0619477
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5 Sylvan Way, Suite 300, Parsippany, New Jersey 07054

(Address of principal executive offices) (Zip Code)

(973) 254-3560

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                Entry into a Material Definitive Agreement.

On January 24, 2017, Pacira Pharmaceuticals, Inc. (“Pacira”) and DuPuy Synthes Sales, Inc. (“DuPuy”) entered into a five-year arrangement for the promotion and sale of Pacira’s lead product, EXPAREL®, pursuant to the terms of a Co-Promotion Agreement between the parties (the “Agreement”).

Pursuant to the Agreement, Pacira appointed DuPuy as the exclusive third-party distributor during the term of the Agreement to promote and sell EXPAREL for operating room use for orthopedic and spine surgeries (including knee, hip, shoulder, sports and trauma surgeries) in the United States.  DuPuy is entitled to annual royalty payments on its sales of EXPAREL under the Agreement, subject to conditions, limitations and adjustments.  The initial term of the Agreement commences on January 24, 2017 and ends on December 31, 2021, with the option to extend the Agreement in additional 12 month increments upon mutual agreement of the parties, subject to certain conditions.

Pacira and DuPuy have mutual termination rights under the Agreement, subject to certain terms, conditions and advance notice requirements; provided that Pacira or DuPuy generally may not terminate the Agreement, without cause, within three years of the effective date of the Agreement.  Pacira also has additional unilateral termination rights under certain circumstances.  The Agreement contains customary representations, warranties, covenants and confidentiality provisions, and also contains mutual indemnification obligations.  DuPuy is also subject to certain obligations and restrictions, including required compliance with certain laws and regulations and Pacira’s policies, in connection with fulfilling their obligations under the Agreement.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by the terms of the Agreement. A copy of the Agreement will be filed by Pacira as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending March 31, 2017.

A copy of Pacira’s press release announcing the Agreement is attached hereto as Exhibit 99.1.

Item 9.01.     Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated January 25, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pacira Pharmaceuticals, Inc.

Date: January 25, 2017	By:	/s/ Kristen Williams
Kristen Williams
Chief Administrative Officer, General Counsel
and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated January 25, 2017.